Exhibit 99.1

NEWS RELEASE

American Oil & Gas Provides Operational Updates and Reports 1st Quarter 2009 Results

DENVER, May 11, 2009 — American Oil & Gas, Inc. (NYSE Amex: AEZ) reports the following operational updates and financial results.

Operational Update:

Commenting on American’s recent operational activity and plans, Pat O’Brien, Chairman and CEO of American stated:

“Within our Fetter field area, American and partners have completed four horizontal wells and four vertical wells where we have focused the majority of our efforts on the Frontier formation. Extensive data has also been obtained from two deeper formations, the Dakota and Mowry, as well as two formations above the Frontier, the Niobrara and Steele, all of which are over-pressured. We recently received regulatory approval to commingle production from any or all of these formations and have commenced a re-entry program on several existing wells to add production from additional formations to current production from the Frontier.

“Our recently expanded field compression capabilities on our gathering system have enabled us to begin consistently delivering natural gas. Although the Frontier formation is primarily a natural gas bearing formation, these wells also produce significant volumes of high-quality oil. In order to maximize production of both the oil and gas, we have now installed artificial lift systems (plunger lifts) in a total of four wells. We have also installed injection equipment on one well to test a process whereby produced natural gas is circulated back down the well bore to increase the gas-to-oil ratio. Both systems are designed to increase the productivity of wells by using the produced gas to help lift oil that is collecting in the well and suppressing the natural gas flows.

“While our near term plans for Fetter will focus on working with existing wells, the information obtained from this phase of development will be incorporated into drilling new wells. The current commodity price environment and the resulting declines in drilling and completion activity across the country, continues to reduce the costs of rigs, services and equipment. The estimated cost to drill, complete and equip a Frontier well at Fetter is now approximately $2.3 million, versus over $3 million just six month ago, and prices continue to soften. Our goal is to combine lower costs, improved production methods and multi-formation completions to drive improved economics that would support commercially successful development at current commodity prices.

“At our Goliath project, where we recently terminated the previously announced agreement with RTA, we are seeking an outside participant to pay for all or a substantial portion of one or more wells in return for an ownership interest in the project. The activity level and industry success in the prolific Bakken and Three Forks play has remained strong during the recent downturn. Advancements in drilling and completion techniques that have resulted in successful Bakken wells by other operators west of the Nesson Anticline, where our Goliath acreage is located, is very encouraging. We are especially encouraged by our geological interpretation of the Three Forks/Sanish formation at Goliath and expect future drilling activity would include targeting this formation.

“While we have not been actively drilling within our Krejci area, other companies have completed or are in the process of completing wells targeting the Mowry formation. We will be monitoring the level of success these other companies have with their efforts and will be a participant in some wells where we have minority acreage positions in the spacing units. We do not expect to incur significant capital expenditures in the Krejci project unless or until other companies are successful in establishing commercial production.

“One of the wells we have participated in has recently been completed vertically in the Mowry formation and early indications from this well are positive as the well has flowed oil and natural gas. Current plans for this well are to place the well on pump and monitor the production. Although we do not expect that vertical wells would be the optimum drilling approach, success with this well could provide valuable information that would set the foundation for future horizontal drilling. In addition to the Mowry formation, which is our primary focus, we are aware of recently successful completions by other companies in the area in other formations (primarily the Turner and Sussex) that may have productive potential on our acreage.

“At our newest shallow natural gas project, Bigfoot, we now control approximately 157,000 net acres. A series of test, or pilot wells (where the average cost to drill and complete is less than $150,000 per well) have recently been drilled on various portions of the acreage and are pending completion and testing. We expect to acquire additional 2D seismic data, drill additional test wells and acquire additional acreage in the Bigfoot area during 2009.

“In summary, we are fortunate to have monetized several non-core assets during 2008 and are pleased with our capital structure and operating plans. With approximately $21 million in working capital, no debt and the ability to continue to advance in all of our focus areas with limited capital expense, we are very well positioned to achieve the goals of increasing cash flow and reserves and creating a multi-year inventory of commercially viable drilling locations. We have, and we expect to continue to weather the volatility in our industry far better than many of our peers. I look forward to updating you on our continuing efforts and progress in the coming months.”

Financial Results:

American reports a net loss to common stockholders of $3,891,363 (loss of eight cents per share, basic and diluted) for the quarter ended March 31, 2009, as compared to net loss to common stockholders of $1,320,425 (loss of three cents per share, basic and diluted) for the quarter ended March 31, 2008. The loss in the current quarter includes a non-cash oil and gas properties impairment charge of $2.1 million.

American’s production, on a barrel of oil equivalent (“boe”) basis increased from 7,897 boe for the quarter ended March 31, 2008, to 12,347 boe for the current quarter ended March 31, 2009. Because of decreased commodity prices, revenues from the sale of oil and natural gas decreased from $507,804 for the first quarter 2008, to $305,674 for the first quarter 2009. Lease operating expenses, including production taxes, for the first quarter 2009 and 2008 were $299,675 and 254,775, respectively. Depreciation, depletion and amortization expense of oil and gas properties was $113,000 for the current quarter and $290,000 for the prior year first quarter.

For the quarters ended March 31, 2009 and March 31, 2008, American’s general and administrative expenses were $1,629,546 and $1,390,208, respectively. The approximate $239,000 increase is largely attributable to greater compensation expense, including a $159,000 increase in non-cash share based compensation.

At March 31, 2009, American had $21.7 million in working capital which includes $20.7 million in cash and short-term investments, total assets of $61 million, a long term asset retirement obligation of $441,000, no long term debt and stockholders’ equity of $58.8 million. There are currently 48,307,399 common shares outstanding.

American’s net cash used by operating activities was $1.5 million and $6 million was used in investing activities. The $6 million in investing activities was used for Fetter land costs, gathering system, geological work and drilling and completion costs for the Sims 7-25 well (total Fetter costs of $3.1 million), general land costs and costs for the Viall #1-30 Red River well at Goliath ($1.3 million), leasing and field work relating to the Bigfoot project ($1.0 million) and other land, geological, and other field activities ($600,000). American had no cash provided by or used in financing activities.

American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.

Selected Financial and
Operating Data	Three-month period ended
	3/31/09	3/31/08
CASH FLOW RECAP:
Net cash used by operating activities	$1,507,565	$589,702
Net cash used in investing activities	$6,035,762	$1,556,998
Net cash provided by financing activities	$—	$8,600,000
FINANCIAL RECAP:
Revenues	$305,674	$507,804
Net loss attributable to common stockholders	$3,891,363	$1,320,425
Net loss per common share- basic and diluted	$0.08	$0.03

OPERATING DATA:
Net oil production (Bbl)	3,778	3,028
Oil revenues	$127,809	$247,831
Average oil price per Bbl	$33.83	$81.84

Net gas production (Mcf)	51,414	29,216
Natural gas revenues	$177,865	$259,973
Average gas price per Mcf	$3.46	$8.90

Barrels of oil equivalent (“BOE”) sold	12,347	7,897

Lease operating and production taxes	$299,675	$254,775
LOE and production taxes per BOE	$24.27	$32.26

Depreciation, depletion and amortization -oil and gas properties	$113,000	$290,000
DD&A per BOE	$9.15	$36.72

Impairment expense	$2,100,000	$—
General and administrative expenses	$1,629,546	$1,390,208
Investment income	$20,980	$223,711
Loss on sale of securities	$—	$330,804

# # #

This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.

Contact:

Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184